As filed with the Securities and Exchange Commission on March 28, 2008

Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CEPHEID
(Exact name of registrant as specified in its charter)

California	77-0441625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

904 Caribbean Drive Sunnyvale, CA	94089-1302
(Address of Principal Executive Offices)	(Zip Code)
2000 EMPLOYEE STOCK PURCHASE PLAN (as amended)
(Full Title of the Plans)
John L. Bishop
Chief Executive Officer
Cepheid
904 Caribbean Drive
Sunnyvale, CA 94086-1302
(Name and Address of Agent For Service)
(408) 541-4191
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Douglas N. Cogen
Jeffrey R. Vetter
FENWICK & WEST LLP
555 California Street
San Francisco, CA 94104
Telephone: (415) 875-2300
Facsimile: (415)281-1350
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “ accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price	Fee
Common Stock	400,000	$24.11	$9,644,000.00	$379.01

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low prices of Cepheid’s Common Stock reported on the NASDAQ Global Market on March 24, 2008.

EXPLANATORY NOTE
     Under cover of this Registration Statement on Form S-8 (the “Form S-8”) is a prospectus for common stock of Cepheid prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 400,000 shares of common stock, consisting of (i) shares that have been issued to certain employees of Cepheid pursuant to Cepheid’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”), pursuant to the terms of such plan, prior to the filing of this Form S-8 and that constitute “restricted securities” or “control securities” within the meaning of the Form S-8 and (ii) shares automatically reserved on each of January 1, 2007 and 2008 for issuance in the future under the ESPP, pursuant to the terms of such plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. (1)
Item 2. Registrant Information and Employee Plan Annual Information. (1)

(1)	Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Form S-8 in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

A prospectus prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales on a continuous or delayed basis of up to 130,411 shares of common stock previously issued or available to be issued to stockholders pursuant to the exercise of purchase rights pursuant to the 2000 Employee Stock Purchase Plan, is set forth below.

CEPHEID
130,411 SHARES OF COMMON STOCK, NO PAR VALUE
     This prospectus relates to 130,411 shares of common stock Cepheid (“Cepheid”) that may be offered from time to time by certain selling stockholders named in this prospectus (the “Selling Stockholders”) for their own accounts.
     The Selling Stockholders may sell the shares in the open market at prevailing market prices on the NASDAQ Global Market, or in private transactions at negotiated prices. The Selling Stockholders may sell the shares directly, or may sell them through brokers or dealers. Cepheid will not receive any of the proceeds from sales made under this prospectus. Cepheid is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.
     Our common stock is traded on the NASDAQ Global Market under the symbol “CPHD.”
See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2008

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
     Except where the context requires otherwise, in this prospectus “company,” “Cepheid,” “Registrant,” “we,” “us” and “our” refer to Cepheid, a California corporation, and where appropriate, its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus includes or incorporates by reference forward-looking statements. All statements contained in this prospectus and the documents incorporated by reference other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
     We cannot guarantee future results, levels of activity, performance or achievements. Except as required under applicable law, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or revised expectations.
THE COMPANY
     We are a broad based molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic testing in the Clinical Molecular Diagnostic, Industrial and Biothreat markets. Our systems enable rapid, sophisticated molecular testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Molecular testing involves a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection. Our easy-to-use systems integrate these steps and analyze complex biological samples in our proprietary test cartridges. We are currently the only company to have obtained Clinical Laboratory Improvement Amendments moderate complexity categorization for an amplified molecular test system and an associated specific infectious disease test on the market in the United States.
     Our principal executive offices are located at 904 Caribbean Drive, Sunnyvale, California 94089-1189, and our telephone number is (408) 541-4191. Our website address is www.cepheid.com. The information on, or that can be accessed through, our website is not part of this prospectus.
     Cepheid®, the Cepheid logo, SmartCycler®, GeneXpert® and I-CORE® and affigene® are registered trademarks of Cepheid. SmartCycler II, Xpert, Actigenics and Sangtec are trademarks of Cepheid. All other trademarks, service marks or trade names referred to in this report are the property of their respective owners.

RISK FACTORS
     You should carefully consider the risks and uncertainties described below, together with all of the other information included in this prospectus, in considering our business and prospects. The risks and uncertainties described below are not the only ones facing Cepheid. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks could harm our business, financial condition or results of operations.
   We may not achieve profitability.
     We have incurred operating losses in each period since our inception. We experienced net losses of approximately $13.6 million in 2005, $26.0 million in 2006 and $21.4 million in 2007. As of December 31, 2007, we had an accumulated deficit of approximately $154.9 million. Our ability to become profitable will depend on our ability to continue to increase our revenues, which is subject to a number of factors including our ability to successfully penetrate the Clinical Molecular Diagnostic market, our ability to successfully market the GeneXpert system and develop effective GeneXpert tests, the extent of our participation in the USPS BDS program and the operating parameters of the USPS BDS program, which will affect the rate of our consumable products sold, the success of our other collaborative programs, our ability to compete effectively against current and future competitors, global economic and political conditions and the impact of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. Our ability to become profitable also depends on our expense levels and product gross margin, which are also influenced by a number of factors, including the resources we devote to developing and supporting our products, the continued progress of our research and development of potential products, the ability to gain FDA clearance for our products, our ability to improve manufacturing efficiencies, license fees or royalties we may be required to pay, our ability to integrate acquired businesses and technologies, acquisition-related costs and expenses and the potential need to acquire licenses to new technology or to use our technology in new markets, which could require us to pay unanticipated license fees and royalties in connection with these licenses. Our expansion efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues to offset higher expenses. These expenses, among other things, may cause our net income and working capital to decrease. If we fail to grow our revenue and manage our expenses and improve our product gross margin, we may never achieve profitability. If we fail to do so, the market price of our common stock will likely decline.
   If we cannot successfully commercialize our products, our business could be harmed.
     If our tests for use on the SmartCycler and GeneXpert systems do not gain continued market acceptance, we will be unable to generate significant sales, which will prevent us from achieving profitability. While we have received FDA clearance for our Xpert GBS, Xpert EV and Xpert MRSA tests, these products may not continue to achieve commercial success. Many factors may affect the market acceptance and commercial success of our products, including:
•	timely development of a menu of tests and reagents;

•	the results of clinical trials needed to support any regulatory approvals of our tests;

•	our ability to obtain requisite FDA or other regulatory clearances or approvals for our tests under development on a timely basis;

•	demand for the tests and reagents we are able to introduce;

•	the timing of market entry for various tests for the GeneXpert and the SmartCycler systems;

•	our ability to convince our potential customers of the advantages and economic value of our systems and tests over competing technologies and products;

•	the breadth of our test menu relative to competitors;

•	the extent and success of our marketing and sales efforts; and

•	publicity concerning our systems and tests.

     In particular, we believe that the success of our business will depend in large part on our ability to introduce additional tests for the Clinical Molecular Diagnostic market. We believe that successfully building our business in the Clinical Molecular Diagnostic market is critical to our long-term goals and success. We have limited ability to forecast future demand for our products in this market. In addition, we have committed substantial funds to licenses that are required for us to enter the Clinical Molecular Diagnostic market. If we cannot successfully penetrate the Clinical Molecular Diagnostic market to exploit these licenses, these investments may not yield significant returns, which could harm our business.
The regulatory approval process is expensive, time-consuming, and uncertain and may prevent us from obtaining required approvals for the commercialization of some of our products.
     In the Clinical Molecular Diagnostic market, our products are regulated as medical device products by the FDA and comparable agencies of other countries. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Some of our products, depending on their intended use, will require premarket approval (“PMA”) or 510(k) clearance from the FDA prior to marketing. The 510(k) clearance process usually takes from three to four months from submission but can take longer. The PMA process is much more costly, lengthy, and uncertain and generally takes from six months to one year or longer from submission. Clinical trials are generally required to support both PMA and 510(k) submissions. Certain of our products for use on our SmartCycler and GeneXpert systems, when used for clinical purposes, may require PMA, and all such tests will most likely, at a minimum, require 510(k) clearance. We are planning clinical trials for other proposed products. Clinical trials are expensive and time-consuming. In addition, the commencement or completion of any clinical trials may be delayed or halted for any number of reasons, including product performance, changes in intended use, changes in medical practice and issues with evaluator Institutional Review Boards.
     Failure to comply with the applicable requirements can result in, among other things, warning letters, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to grant premarket clearance or PMA for devices, withdrawal of marketing clearances or approvals, or criminal prosecution. With regard to future products for which we seek 510(k) clearance or PMA from the FDA, any failure or material delay to obtain such clearance or approval could harm our business. If the FDA were to disagree with our regulatory assessment and conclude that approval or clearance is necessary to market the products, we could be forced to cease marketing the products and seek approval or clearance. With regard to those future products for which we will seek 510(k) clearance or PMA from the FDA, any failure or material delay to obtain such clearance or approval could harm our business. In addition, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing, which may adversely affect our ability to obtain or maintain approval of our products and could harm our business.
     Our manufacturing facilities located in Sunnyvale, California, Bothell, Washington and Bromma, Sweden, where we assemble and produce the SmartCycler and GeneXpert systems, cartridges and other molecular diagnostic kits and reagents, are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. For example, these facilities are subject to Quality System Regulations (“QSR”) of the FDA and are subject to annual inspection and licensing by the State of California and European regulatory agencies. If we fail to maintain these facilities in accordance with the QSR requirements, international quality standards or other regulatory requirements, our manufacturing process could be suspended or terminated, which would prevent us from being able to provide products to our customers in a timely fashion and therefore harm our business.
The U.S. Food and Drug Administration has issued a final interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay our sales of these products and harm our business.
     In September 2006, the FDA published “Draft Guidance for Industry and FDA Staff: Commercially Distributed Analyte Specific Reagents (“ASRs”): Frequently Asked Questions” clarifying the FDA’s interpretation of the regulations governing the sale of ASR products. On September 14, 2007, the FDA published its final guidance that becomes effectively enforced on September 15, 2008. ASRs are a class of products that do not require regulatory clearance or approval but do require compliance with the FDA’s Good Manufacturing Practice Regulations. The final guidance contains changes in interpretation of the ASR regulations with regard to which products may be characterized as ASRs that represent a departure from what we believe had been the previous FDA practice and policy, in particular, the final guidance excludes reagent mixtures used to detect multiple targets from the definition of ASRs. The changes in the final ASR guidance may require modifications of some of our ASR products for us to continue selling them, or may require us to seek FDA clearance in order to sell them. In addition, the final guidance may curtail our interest in developing any new products that would qualify as ASRs.
We rely on licenses of key technology from third parties and may require additional licenses for many of our new product candidates.
     We rely on third-party licenses to be able to sell many of our products, and we could lose these third-party licenses for a number of reasons, including, for example, early terminations of such agreements due to breaches or alleged breaches by either party to the agreement. If we are unable to enter into a new agreement for licensed technologies, either on terms that are acceptable to us or at all, we may be unable to sell some of our products or access some geographic or industry markets. We also need to introduce new products and product features in order to market our products to a broader customer base and grow our revenues, and many new products and product features could require us to obtain additional licenses and pay additional license fees and royalties. Furthermore, for some markets, we intend to manufacture reagents and tests for use on our instruments. We believe that manufacturing reagents and developing tests for our instruments is important to our business and growth prospects but may require additional licenses, which may not be available on commercially reasonable terms or at all. Our ability to develop, manufacture and sell products, and our strategic plans and growth, could be impaired if we are unable to obtain these licenses or if these licenses are terminated or expire and cannot be renewed. We may not be able to obtain or renew licenses for a given product or product feature or for some reagents on commercially reasonable terms, if at all. Furthermore, some of our competitors have rights to technologies and reagents that we do not have which may put us at a competitive disadvantage in certain circumstances and could adversely affect our performance.
We enter into collaborations with third parties that may not result in the development of commercially viable products or the generation of significant future revenues.
     In the ordinary course of our business, we enter into collaborative arrangements to develop new products or to pursue new markets. These collaborations may not result in the development of products that achieve commercial success, and these collaborations could be terminated prior to developing any products. Accordingly, we cannot assure you that any of our collaborations will result in the successful development of a commercially viable product or result in significant additional future revenues in the future.
Our participation in the USPS BDS program may not result in predictable contracts or revenues in the future.
     Our participation in the USPS BDS program involves significant uncertainties related to governmental decision-making and timing of deployment, and is highly sensitive to changes in national and international priorities and budgets. Budgetary pressures may result in reduced allocations to government agencies such as the USPS, sometimes without advanced notice. We cannot be certain that actual funding and operating parameters, or product purchases, will occur at currently expected levels or in the currently expected timeframe.
We may face risks associated with acquisitions of companies, products and technologies, and our business could be harmed if we are unable to address these risks.
     If we are presented with appropriate opportunities, we intend to acquire or make other investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. We will likely face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations and services of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired businesses and impairment charges if future acquisitions are not as successful as we originally anticipate. If we fail to successfully integrate other companies, products or technologies that we acquire, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets.
We expect that our operating results will fluctuate significantly, and any failure to meet financial expectations may result in a decline in our stock price.
     We expect that our quarterly operating results will fluctuate in the future as a result of many factors, such as those described elsewhere in this section, many of which are beyond our control. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indicator of our future performance. Our operating results may be affected by the inability of some of our customers to consummate anticipated purchases of our products, whether due to changes in internal priorities or, in the case of governmental customers, problems with the appropriations process and variability and timing of orders, or manufacturing inefficiencies. If revenue declines in a quarter, whether due to a delay in recognizing expected revenue, unexpected costs or otherwise, our results of operations will be harmed because many of our expenses are relatively fixed. In particular, research and development and selling, general and administrative expenses are not significantly affected by variations in revenue. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly.
If we are unable to manufacture our products in sufficient quantities and in a timely manner, our operating results will be harmed and our ability to generate revenue could be diminished.
     Our revenues and other operating results will depend in large part on our ability to manufacture and assemble our products in sufficient quantities and in a timely manner. Any interruptions we experience in the manufacturing or shipping of our products could delay our ability to recognize revenues in a particular quarter. We have limited experience in manufacturing large volumes of products, and manufacturing problems can and do arise or we may be unable to adequately scale-up manufacturing in a timely manner or on a commercially reasonable basis if we experience increased demand. In the past, we have experienced problems and delays in production that have impacted our product yield and caused delays in our ability to ship finished products, and we may experience such delays in the future. We may not be able to react quickly enough to ship products and recognize anticipated revenues for a given period if we experience significant delays in the manufacturing process. If we are unable to manufacture our products consistently and on a timely basis, our revenues from product sales, gross margins and our other operating results will be materially and adversely affected.
If certain single source suppliers fail to deliver key product components in a timely manner, our manufacturing ability would be impaired and our product sales could suffer.
     We depend on certain single source suppliers that supply some of the components used in the manufacture of our instruments and our disposable reaction tubes and cartridges. If we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.
If certain of our products fail to obtain an adequate level of reimbursement from third-party payers, our ability to sell products in the Clinical Molecular Diagnostic market would be harmed.
     Our ability to sell our products in the Clinical Molecular Diagnostic market will depend in part on the extent to which reimbursement for tests using our products will be available from:
•	government health administration authorities;

•	private health coverage insurers;

•	managed care organizations; and

•	other organizations.
     There are efforts by governmental and third-party payers to contain or reduce the costs of health care through various means. Additionally, third-party payers are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third-party coverage will be available.
If our competitors and potential competitors develop superior products and technologies, our competitive position and results of operations would suffer.
     We face intense competition from a number of companies that offer products in our target markets. These competitors include:
•	healthcare companies that manufacture laboratory-based tests and analyzers;

•	companies developing and marketing sequence detection systems for industrial research products;

•	diagnostic and pharmaceutical companies;

•	companies developing drug discovery technologies; and

•	companies developing or offering biothreat detection technologies.
     Several companies provide instruments and reagents for DNA amplification or detection. ABI and Roche sell systems integrating DNA amplification and detection (sequence detection systems) to the commercial market. Roche, Abbott Laboratories, Becton, Dickinson and Company, Qiagen, Celera and GenProbe sell sequence detection systems, some with separate robotic batch DNA purification systems and sell reagents to the Clinical Molecular Diagnostic market. Other companies, including Siemens, Third Wave Technologies and bioMerieux, offer molecular tests.
If our products do not perform as expected or the reliability of the technology on which our products are based is questioned, we could experience lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation.
     Our success depends on the market’s confidence that we can provide reliable, high-quality molecular test systems. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our products or technologies may be impaired if our products fail to perform as expected or our products are perceived as difficult to use. Despite testing, defects or errors could occur in our products or technologies. Furthermore, with respect to the BDS program, our products are incorporated into larger systems that are built and delivered by others; we cannot control many aspects of the final system.
     In the future, if our products experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Any failure in the overall BDS, even if it is unrelated to our products, could harm our business. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in our products could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs, and claims against us.

If product liability lawsuits are successfully brought against us, we may face reduced demand for our product and incur significant liabilities.
     We face an inherent risk of exposure to product liability claims if our technologies or systems are alleged to have caused harm or do not perform in accordance with specifications, in part because our products are used for sensitive applications. We cannot be certain that we would be able to successfully defend any product liability lawsuit brought against us. Regardless of merit or eventual outcome, product liability claims may result in:
•	decreased demand for our products;

•	injury to our reputation;

•	costs of related litigation; and

•	substantial monetary awards to plaintiffs.
     If we become the subject of a successful product liability lawsuit, we could incur substantial liabilities, which could harm our business.
We rely on relationships with collaborative partners and other third parties for development, supply and marketing of certain products and potential products, and such collaborative partners or other third parties could fail to perform sufficiently.
     We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain collaborative relationships with other companies. Relying on collaborative relationships is risky to our future success for these products because, among other things:
•	our collaborative partners may not devote sufficient resources to the success of our collaboration;

•	our collaborative partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

•	our collaborative partners may be acquired by another company and decide to terminate our collaborative partnership or become insolvent;

•	our collaborative partners may develop technologies or components competitive with our products;

•	components developed by collaborators could fail to meet specifications, possibly causing us to lose potential projects and subjecting us to liability;

•	disagreements with collaborators could result in the termination of the relationship or litigation;

•	collaborators may not have sufficient capital resources;

•	collaborators may pursue tests or other products that will not generate significant volume for us, but may consume significant research and development and manufacturing resources; and

•	we may not be able to negotiate future collaborative arrangements, or renewals of existing collaborative agreements, on acceptable terms.
     Because these and other factors may be beyond our control, the development or commercialization of these products may be delayed or otherwise adversely affected.
     If we or any of our collaborative partners terminate a collaborative arrangement, we may be required to devote additional resources to product development and commercialization or we may need to cancel some development programs, which could adversely affect our product pipeline and business.

If our direct selling efforts for our products fail, our business expansion plans could suffer, and our ability to generate revenue will be diminished.
     We have a relatively small sales force compared to our competitors. If our direct sales force is not successful, or new additions to our sales team fail to gain traction among our customers, we may not be able to increase market awareness and sales of our products. If we fail to establish our systems in the marketplace, it could have a negative effect on our ability to sell subsequent systems and hinder the planned expansion of our business.
If our distributor relationships are not successful, our ability to market and sell our products would be harmed and our financial performance will be adversely affected.
     We depend on relationships with distributors for the marketing and sales of our products in the Industrial and Clinical Molecular Diagnostic markets in various geographic regions, and we have a limited ability to influence their efforts. We expect to continue to rely substantially on our distributor relationships for sales into other markets or geographic regions, which is key to our long-term growth potential. Relying on distributors for our sales and marketing could harm our business for various reasons, including:
•	agreements with distributors may terminate prematurely due to disagreements or may result in litigation between the partners;

•	we may not be able to renew existing distributor agreements on acceptable terms;

•	our distributors may not devote sufficient resources to the sale of products;

•	our distributors may be unsuccessful in marketing our products;

•	our existing relationships with distributors may preclude us from entering into additional future arrangements with other distributors; and

•	we may not be able to negotiate future distributor agreements on acceptable terms.
We may be subject to third-party claims that require additional licenses for our products and we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products.
     Our industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty regarding the extent of patent protection and infringement. Companies may have pending patent applications, which are typically confidential for the first eighteen months following filing, that cover technologies we incorporate in our products. Accordingly, we may be subjected to substantial damages for past infringement or be required to modify our products or stop selling them if it is ultimately determined that our products infringe a third party’s proprietary rights. Moreover, from time to time, we receive correspondence and other communications from companies that ask us to evaluate the need for a license of patents they hold, and indicating or suggesting that we need a license to their patents in order to offer our products and services or to conduct our business operations. Even if we are successful in defending against claims, we could incur substantial costs in doing so. Any litigation related to claims of patent infringement could consume our resources and lead to significant damages, royalty payments or an injunction on the sale of certain products. Any additional licenses to patented technology could obligate us to pay substantial additional royalties, which could adversely impact our product costs and harm our business.
If we fail to maintain and protect our intellectual property rights, our competitors could use our technology to develop competing products and our business will suffer.
     Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including our intellectual property that includes technologies that we license. Our ability to do so will depend on, among other things, complex legal and factual questions. We have patents related to some of our technology and have licensed some of our technology under patents of others. We cannot assure you that our patents and licenses will successfully preclude others from using our technology. Our pending patent applications may lack priority over applications submitted by third parties or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries, as many countries do not offer the same level of legal protection for intellectual property as the United States. Furthermore, for a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. Our trade secrets could become known through other unforeseen means. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our proprietary rights could result in disputes and legal proceedings that could be costly and divert attention from our business.
We may need to initiate lawsuits to protect or enforce our patents, which would be expensive and, if we lose, may cause us to lose some, if not all, of our intellectual property rights, and thereby impair our ability to compete.
     We rely on patents to protect a large part of our intellectual property. To protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. They would also put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Any public announcements related to these suits could cause our stock price to decline.
Our sales cycle can be lengthy, which can cause variability and unpredictability in our operating results.
     The sales cycles for our systems products can be lengthy, which makes it more difficult for us to accurately forecast revenues in a given period, and may cause revenues and operating results to vary significantly from period to period. Sales of our products to the Industrial market often involve purchasing decisions by large public and private institutions, and any purchases can require many levels of pre-approval. In addition, many of these sales depend on these institutions receiving research grants from various federal agencies, which grants vary considerably from year to year in both amount and timing due to the political process. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete transactions on the schedule anticipated.
Our international operations subject us to additional risks and costs.
     Our international operations have expanded recently. These operations are subject to a number of difficulties and special costs, including:
•	compliance with multiple, conflicting and changing governmental laws and regulations;

•	laws and business practices favoring local competitors;

•	potential for exchange and currency risks;

•	potential difficulty in collecting accounts receivable;

•	import and export restrictions and tariffs;

•	difficulties staffing and managing foreign operations;

•	difficulties and expense in enforcing intellectual property rights;

•	business risks, including fluctuations in demand for our products and the cost and effort to conduct international operations and travel abroad to promote international distribution, and global economic conditions;

•	multiple conflicting tax laws and regulations; and

•	political and economic instability.
     We intend to expand our international sales and marketing activities, including through our subsidiary in France, and enter into relationships with additional international distribution partners. We may not be able to attract international distribution partners that will be able to market our products effectively.
     Our international operations could also increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business.
The nature of some of our products may also subject us to export control regulation by the US Department of State and the Department of Commerce. Violations of these regulations can result in monetary penalties and denial of export privileges.
     Our SmartCycler and GeneXpert products are marketed in Europe under the CE IVD mark, and we intend to introduce additional products under the CE IVD mark as we pursue our expansion plans. Our use of the CE IVD mark is based on self declarations of conformity with stated directives and standards of the European Parliament and Council and is subject to review by competent authorities in Europe. Our recently acquired subsidiary, Cepheid AB, successfully introduced CE IVD-marked products that require independent third party review recognized by competent authorities, for example, a CMV test for use on our SmartCycler instrument. Any finding of non-conformity under such a review could prevent or otherwise adversely affect our ability to market products in Europe and result in other consequences, including both criminal sanctions, such as the imposition of fines or penalties, and civil claims for damages from persons suffering damage as a result of the non-conformity.
If we fail to retain key members of our staff, our ability to conduct and expand our business would be impaired.
     We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these persons could seriously harm our product development and commercialization efforts. In addition, we require skilled personnel in areas such as microbiology, clinical and sales, marketing and finance. Attracting, retaining and training personnel with the requisite skills remains challenging, and, as general economic conditions improve, is becoming increasingly competitive, particularly in the Silicon Valley area of California where our main office is located. If at any point we are unable to hire, train and retain a sufficient number of qualified employees to match our growth, our ability to conduct and expand our business could be seriously reduced.
If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.
     Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration (“OSHA”) and the Environmental Protection Agency (“EPA”), and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations that would have a material adverse effect on our operations.
     The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workman’s compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.
If a catastrophe strikes our manufacturing facilities, we may be unable to manufacture our products for a substantial amount of time and we would experience lost revenue.
     Our manufacturing facilities are located in Sunnyvale, California, Bromma, Sweden, and Bothell, Washington. Although we have business interruption insurance, our facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Various types of disasters, including earthquakes, fires, floods and acts of terrorism, may affect our manufacturing facilities. Earthquakes are of particular significance since our primary manufacturing facilities in California are located in an earthquake-prone area. In the event our existing manufacturing facilities or equipment is affected by man-made or natural disasters, we may be unable to manufacture products for sale or meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business.
We might require additional capital to support business growth, and such capital might not be available.
     We may need to engage in additional equity or debt financing to support business growth and respond to business challenges, which include the need to develop new products or enhance existing products, conduct clinical trials, enhance our operating infrastructure and acquire complementary businesses and technologies. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. In addition, to the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our shareholders. In addition, these securities may be sold at a discount from the market price of our common stock and may include rights, preferences or privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.
Compliance with regulations governing public company corporate governance and reporting is complex and expensive.
     Many laws and regulations, notably those adopted in connection with the Sarbanes-Oxley Act of 2002 by the SEC and the NASDAQ Global Market, impose obligations on public companies, such as ours, which have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. Our implementation of these reforms and enhanced new disclosures has required and will continue to require substantial management time and oversight and requires us to incur significant additional accounting and legal costs.
Our business could be harmed by adverse economic conditions in our target markets or reduced spending in our industry.
     Our business depends on the overall demand in our industry. The markets we serve are emerging and the purchase of our products can be discretionary. Weak economic conditions in our target markets, or a reduction in spending in our industry even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including lower prices for our products and reduced unit sales.

USE OF PROCEEDS
          If shares are resold by the Selling Stockholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Stockholders. See the sections titled “Selling Stockholders” and “Plan of Distribution” below.
SELLING STOCKHOLDERS
          The shares that may be offered from time to time by the Selling Stockholders named below pursuant to this prospectus have been acquired by the Selling Stockholders upon exercise of purchase rights granted under the 2000 Employee Stock Purchase Plan (the “ESPP”) and constitute “restricted securities” or “control securities” within the meaning of the Form S-8.
          The following table sets forth the name of each Selling Stockholder who holds 1,000 or more shares of our Common Stock, the amount of common stock owned by him or her as of March 17, 2008, the amount of common stock that he or she may offer and the amount of common stock that will be owned by him or her subsequent to this offering. Since each Selling Stockholder may sell all or some portion of the shares of his or her common stock, only an estimate (assuming that he sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be owned by him or her subsequent to this offering. To our knowledge, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Certain unnamed non-affiliates, each of whom may sell up to 1,000 shares, may also use this prospectus for reoffers and resales.

	Number of Shares
	Owned Prior to	Number of Shares	Number of Shares Owned
Name of Shareholder	Offering	Registered	After Offering
Adornato, Brant T.	7,623	1,584	6,039
Avila, Manuel	1,069	780	289
Bell, Michael	2,817	574	2,243
Bhullar, Manjit	6,761	356	6,405
Biehn, Richard R	7,470	1,099	6,371
Bojorquez, Anthony D	2,396	602	1,794
Botal, Paul M	1,351	512	839
Bottari, Patricia	1,867	968	899
Bowen, Nicki	10,286	150	10,136
Brabant, William H.	1,927	829	1,098
Braden, Karen	2,331	1,672	659
Chan, Sandy	1,577	829	748
Chang, Benny	1,074	1,074	0
Chang, Ron	29,192	2,068	27,124
Chu, Anh	1,893	645	1,248
Chu, Juliet L	31,261	1,993	29,268
Chui, Gloria	1,873	1,168	705
Crane, David	1,407	1,407	0
Dailey, Peter	4,631	2,161	2,470
de Grandpre, Justine	1,709	1,709	0
DeLaurentis, Mark	2,643	1,169	1,474
Dias Lourenco, Francisco	3,080	1,595	1,485
Dority, Douglas	13,279	1,704	11,575

	Number of Shares
	Owned Prior to	Number of Shares	Number of Shares Owned
Name of Shareholder	Offering	Registered	After Offering
Finley, Sandra	1,465	800	665
Fitch, Jay	2,519	1,102	1,417
Floyd, Mark B.	1,323	1,323	0
Francis, Michael	1,985	1,985	0
Gannon, Tanya	2,477	756	1,721
Glass, Jennifer	1,565	1,482	83
Griffin , Steven	1,476	382	1,094
Guinivere, David T	1,442	1,112	330
Hambleton, Larry D.	1,289	833	456
Hartter, Michael	3,444	246	3,198
Hoang, Loan	12,289	747	11,542
Huynh, Michelle D.	8,678	805	7,873
Inserra, Trish	10,307	1,595	8,712
Iqbal, Shazi S	2,816	1,778	1,038
Jones, Harold Martin	2,480	525	1,955
Kanazawa, Eric Y	1,246	1,083	163
Kibiti, Elvis	1,142	740	402
Ko, Mary	4,297	383	3,914
Kutner, Brian	2,765	1,029	1,736
La, Trinh Q	6,893	681	6,212
LaFave, Jeffrey J	1,621	792	829
Lau, Sam	1,929	673	1,256
Le Coupanec, Patricia	2,612	1,090	1,522
Le, Khanh	2,065	628	1,437
Le, Trang	2,958	969	1,989
Leonard, Sally	4,227	1,596	2,631
Litavis, Joseph	1,146	1,020	126
Lucero, Joseph	1,793	1,577	216
Lucey, Michael J	1,428	1,428	0
Lund, Kevin	2,002	1,041	961
MacDonald, Brian	3,214	607	2,607
Mizoguchi, Tadashi J	1,367	947	420
Moyer, Krista	1,427	830	597
Myhre, Michael	4,231	2,278	1,953
Nagula, Gangadhar	1,684	1,008	676
Nguyen, Lan	1,331	657	674
Nguyen, Phuong	2,726	638	2,088
Nguyen, Trang	7,136	727	6,409
Nguyen, Trung	12,738	703	12,035
Nicewonger, John	1,988	795	1,193
Otaki, Kaoru	1,882	876	1,006
Patel, Seema	3,609	868	2,741
Paul, Kendra L	1,984	569	1,415
Popiel, Mark	1,584	258	1,326
Primeau, Michael J	30,145	1,735	28,410

	Number of Shares
	Owned Prior to	Number of Shares	Number of Shares Owned
Name of Shareholder	Offering	Registered	After Offering
Reyes, Robertta	1,205	275	930
Rodgers, Rick	1,054	1,054	0
Romero, David	1,516	381	1,135
Ruhfel, Robert	7,100	1,320	5,780
Saifi, Kianoush	1,157	1,157	0
Satya, Malini	2,716	825	1,891
Shah, Nila	2,207	1,222	985
Shukla, Pragya	1,249	689	560
Stevenson, Sandi	1,398	324	1,074
Sun, Haidong	1,133	1,133	0
Tang, Kiet C.	15,022	832	14,190
Tang, Kristine	10,832	1,162	9,670
Tholath, Julie	10,539	959	9,580
Thompkins, Linda M	3,105	1,512	1,593
Tipton, Jared	1,562	1,562	0
Truong, Thao	2,996	671	2,325
Tso, Jacqueline	6,700	1,938	4,762
Van Atta, Reuel	4,119	1,543	2,576
Wallace, Stacey E	1,404	839	565
Wang, Jian	1,317	1,317	0
Weir, Fred	2,312	186	2,126
Whitmore, Joseph	1,579	1,579	0
Wong, Edith	18,011	1,661	16,350
Wong, Wendy W.	7,174	731	6,443
Woods, Robert	17,070	1,106	15,964
Wu, Yuh-Huey	16,826	1,374	15,452
Xia, Andrew	3,217	858	2,359
Xiao, Vivian	1,804	1,160	644
Yu, Wei	6,266	1,226	5,040
Yuan, Lin	12,330	851	11,479
PLAN OF DISTRIBUTION
          The purpose of this prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of their shares acquired pursuant to the exercise of stock purchase rights granted under the ESPP. The Selling Stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the shares of common stock offered under this prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.
          The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market.
          The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. We will not receive any of the proceeds from this offering.
          Our outstanding common stock is listed for trading on the NASDAQ Global Market.
          The Selling Stockholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.
          In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus. A Selling Stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.
          To the extent required, the specific common stock to be sold, the names of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with our consent, by donees or pledgees of the Selling Stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.
          In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
LEGAL MATTERS
          The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We are subject to the informational reporting requirements of Exchange Act, and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public

Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov or our website at www.cepheid.com. A copy of any document incorporated by reference in the registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Cepheid, Attention: General Counsel, 904 Caribbean Drive, Sunnyvale, CA, telephone number (408) 541-4191.
          Where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement of which this prospectus forms a part for copies of the actual contract, agreement or document.
INCORPORATION OF DOCUMENTS BY REFERENCE
          The following documents filed by us with the SEC pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference into this prospectus:
(a)	Each of Cepheid’s earlier registration statements on Form S-8 (registration numbers 333-131372, 333-122379, 333-117744, 333-106181, 333-91472, 333-65844, and 333-41682) filed with the Securities and Exchange Commission on January 30, 2006, January 28, 2005, July 29, 2004, June 17, 2003, July 28, 2002, July 25, 2001 and July 18, 2000, respectively;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 29, 2008, pursuant to Section 13 of the Exchange Act;

(c)	The Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 25, 2008; and

(d)	The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on June 6, 2000, File No. 000-30755, including any amendments or reports filed with the Commission for the purpose of updating such description.
          In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	Each of the Registrant’s earlier registration statements on Form S-8 (registration numbers 333-131372, 333-122379, 333-117744, 333-106181, 333-91472, 333-65844, and 333-41682) filed with the Commission on January 30, 2006, January 28, 2005, July 29, 2004, June 17, 2003, July 28, 2002, July 25, 2001 and July 18, 2000, respectively;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 29, 2008, pursuant to Section 13 of the Exchange Act;

(c)	The Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 25, 2008; and

(d)	The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on June 6, 2000, File No. 000-30755, including any amendments or reports filed with the Commission for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Item 4.  Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Attorneys at Fenwick & West LLP beneficially own approximately 2,222 shares of Cepheid’s Common Stock.
Item 6. Indemnification of Directors and Officers.
            Sections 204 and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its Articles of Incorporation and Bylaws provisions regarding the indemnification of officers and directors of the Registrant.
            Article 6 of the Registrant’s Restated Articles of Incorporation, as amended, provides as follows:  “The Corporation shall, to the maximum extent and in a manner permitted by the Code, indemnify each of its Directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was a Director of the Corporation. For purposes of this Article 6, a “Director” of the Corporation includes any person (i) who is or was a Director of the Corporation, (ii) who is or was serving at the request of the Corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.”

            Article VII of the Registrant’s Restated Bylaws, as amended, provides as follows: “To the fullest extent permitted by law, this corporation shall indemnify its directors, officers, employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any “proceeding”, as that term is used in such Section and including an action by or in the right of the corporation, by reason of the fact that such person is or was a person described by such Section. “Expenses”, as used in this Bylaw, shall have the same meaning as in Section 317(a) of the California Corporations Code.”
            The Registrant has entered into indemnification agreements with its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.
Item 7. Exemption from Registration Claimed.
          The sales of our securities to the Selling Stockholders were determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All of the Selling Stockholders had adequate access, through the Registrant’s publicly-filed reports, to information about the Registrant.
Item 8. Exhibits.

		Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

4.1	2000 Employee Stock Purchase Plan, as amended	S-8	333-106181	4.1	6/17/2003

4.2	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.3	Amended and Restated Bylaws	10-Q		3.01	7/31/2002

4.4	Specimen Common Stock Certificate	S-1	333-34340	4.2	5/18/2000

4.5	Specimen Common Stock Certificate	10-Q		4.01	7/31/2002

4.6	Rights Agreement dated September 26, 2002 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate	8-A		3.02	10/4/2002

4.7	Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock of registrant, as filed with the Secretary of State of the State of California on October 2, 2002	8-A		3.02	10/4/2002

Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
                             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                        (i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;
                                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
                                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
                          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 28th day of March, 2008.
   CEPHEID

By:	/s/ John L. Bishop
John L. Bishop
Chief Executive Officer

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints John L. Bishop and Joseph H. Smith his true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas L. Gutshall	Chairman of the Board	March 28, 2008
Thomas L. Gutshall

/s/ John L. Bishop	Chief Executive Officer and Director	March 28, 2008
John L. Bishop	(Principal Executive Officer)

/s/ Michael T. Myhre	Vice President, Corporate Controller	March 28, 2008
Michael T. Myhre	(Acting Principal Financial and Accounting Officer)

/s/ Thomas D. Brown	Director	March 28, 2008
Thomas D. Brown

/s/ Robert J. Easton	Director	March 28, 2008
Robert J. Easton

/s/ Cristina H. Kepner	Director	March 28, 2008
Cristina H. Kepner

/s/ Dean O. Morton	Director	March 28, 2008
Dean O. Morton

/s/ Mitchell D. Mroz	Director	March 28, 2008
Mitchell D. Mroz

Director
David H. Persing, M.D., Ph.D.

/s/ Hollings C. Renton	Director	March 28, 2008
Hollings C. Renton

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

4.1	2000 Employee Stock Purchase Plan, as amended	S-8	333-106181	4.1	6/17/2003

4.2	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.3	Amended and Restated Bylaws	10-Q		3.01	7/31/2002

4.4	Specimen Common Stock Certificate	S-1	333-34340	4.2	5/18/2000

4.5	Specimen Common Stock Certificate	10-Q		4.01	7/31/2002

4.6	Rights Agreement dated September 26, 2002 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate	8-A		3.02	10/4/2002

4.7	Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock of registrant, as filed with the Secretary of State of the State of California on October 2, 2002	8-A		3.02	10/4/2002

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X
24.1	Power of Attorney (see signature page)					X